EXHIBIT 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into effective as of February 1st, 2017, (the "Effective Date'') by and between Robin Smith MD MBA (the "Consultants"), and Fresh Medical Laboratories, Inc. ("Company"), whose address is 757 East South Temple, Suite 150 Salt Lake City, Utah 84102 When referred to collectively the Company and the Consultant shall be referred to as the "Parties".

Recitals

A.

The Company wishes to engage the services of the Consultants to advise and consult with the Company on certain business and financial matters as set forth in this Agreement.

B.

The Consultant has extensive experience in investor relations, investor communications, investment banking, business and financial consulting, and entrepreneurial executive management. As a result, the Consultant has the expertise to advise and assist the Company in various financial and business activities.

C.

The Company wishes to engage the services of the Consultant as an independent contractor to advise and consult with the Company as provided for in paragraph 1.4 below.

D.

The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

Now therefore, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration contained herein, the parties agree as follows:

1. Engagement.

1.1

Engagement. The Company hereby engages the Consultant to perform the Services, as defined and set forth in paragraph 1.4, for the Term as defined and set forth in paragraph 1.2, and the Consultant hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement

1.2

Term. The term of the Consultant's engagement under this Agreement shall be for the period beginning on the Effective Date and ending twelve (12) months from the Effective Date or as otherwise provided for in paragraph twelve (12) below (the "Term") or as otherwise agreed upon or extended in writing by the Parties.

1.3

Relationship. The relationship between the Company and the Consultant created by this Agreement is that of an independent contractor and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

1.4

Services. (Services) The Consultant shall render Services from time to time during the Term of this Agreement at the Company's request, solely for the Company's benefit and not for the benefit of any third party. The Services shall include but not be limited to: general advisory services relating to the Company operating as a publicly traded enterprise, capital markets advisory services, due diligence advisory services, evaluation of financing proposals, advise on strategic partnerships, advise on how to optimize the company's clinical assets and any other services that both parties agree to in writing and are subsequently attached as an addendum to this agreement.

1.5

No Capital Raising Services. The Services do not include assisting the Company, (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company's securities.

1.6

No Investment Advisory or Brokerage Services; No Legal Services. The Services do not include requiring the Consultant to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. Consultant's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Consultant shall not express any legal opinions with respect to any matters affecting the Company. Consultant's work on this engagement shall not consist of effecting transactions in the Company's securities and Consultant shall not provide any securities broker-dealer services to the Company.

1.7

Location. The Company and the Consultant intend that the Services shall be rendered primarily from the Consultant's offices in New York City, New York and may be rendered by telephone and e-mail communication. The Consultant understands and acknowledges it may be necessary to travel to perform the Services, and that the Consultant shall be asked to do so by the Company. The Consultant shall, if requested by the Company and at the Company's expense, attend meetings of the Company's Board at reasonable times. The Consultant shall be reasonably available by telephone to consult with the Board at regular and special meetings thereof.

1.8

Time; Non-exclusive. The Consultant shall devote as much time to the performance of the Services as is reasonably necessary, but the Consultant shall not be required to devote any fixed number of hours or days to the performance of the Services. The Company recognizes that the Consultant has and will continue to have other clients and business, and agrees that this engagement is non-exclusive.

1.9

Support Staff and Facilities. The Consultant shall furnish its own support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, and the Company shall not be required to provide the Consultant with any such staff, facilities or equipment.

1.10

Confidentiality. The Consultant shall not disclose any non-public, confidential or proprietary information, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, proposed transactions or forecasted financial performance, unless required to do so by applicable law.

2. Consultant's Fees and Expenses.

2.1

The Consultant's Fee. The Consultant agrees to accept an aggregate of $120,000.00 compensation for its services under this Agreement from the Company under the following terms:

(a) Upon and after the Effective Date of the Agreement the Company shall pay to the Consultant a cash retainer fee of twenty thousand dollars ($20,000.00). The first monthly payment of ($10,000.00) shall be due and payable on March 1, 2017 and each subsequent ten thousand dollars ($I 0,000.00) payment thereafter shall be due and payable on the first of each month until the expiration of this agreement or termination thereof.

2.2

Offset; Withholding; Taxes. The Company shall pay the Consultant's Fee to the Consultant without offset, deduction or withholding of any kind or for any purpose and agrees to pay the associated taxes, federal and state, for the Shares issued to the Consultant. The Consultant shall pay any federal, state and local taxes payable by it with respect to the Consultant's cash retainer fee.

2.3

The Consultant's Expenses. The Company will reimburse the Consultant for travel expenses incurred by attending meetings for and with the Company, producing documented presentations and materials and any such other expenses as the Company shall first expressly agree to in writing. The Company shall pay the Consultant within thirty (30) days of the Consultant incurring such expenses.

3. Representations, Warranties and Covenants:

3.1

Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Consultant that:

(a) Incorporation, Good Standing, and Due Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) Corporate Power and Authority. The execution, delivery and performance by the Company of this Agreement, including the issuance of the Shares have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company's shareholders; (ii) contravene the Company's certificate of incorporation or bylaws;(iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(c) Legally Enforceable Agreement. This Agreement is the, legal, valid and binding Obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

(d) The Shares. The Shares of common stock issued to the Consultant are duly and validly authorized and when issued will be fully paid and non-assessable.

3.2

Representations and Warranties of the Consultant. The Consultant represents and warrants to and covenants with the Company that:

(a) Power and Authority. The execution, delivery and performance by the Consultant of this Agreement, does not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Consultant; (ii) result in a breach of or constitute a default under any agreement or other instrument to which the Consultant is a party.

(b) Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Consultant, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

(c) The Consultant has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the election to receive a portion the Consultant's Fee in the form of the Shares.

(i)

Consultant: is not the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining it or her from, or otherwise limiting their involvement in any of the following activities:

Engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(ii)

was not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days its or her right to engage in any activity described in subparagraph (i) above, or to be associated with persons engaged in any such activity.

(iii)

was not found by a court in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

4. Termination.

Neither party may terminate this Agreement without cause prior to the end of the Term.

5. Confidential Information.

5.1

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement:

5.2

During and after the Term, Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by it or otherwise coming into its possession, and on termination of this engagement, or on demand of the Company, at any time, to deliver the same to the Company within twenty-four hours of such termination or demand.

6. General Provisions.

6.1

Entire Agreement; Modification; Waivers. This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. There are no agreements, understandings or arrangements of the parties with respect to the subject matter of this Agreement that is not contained herein. This Agreement shall not be modified except by written instrument signed by the parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

6.2

Notices. All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company:

Steve Eror

Fresh Medical Laboratories, Inc

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

If to the Consultant:

Robin Smith, MD MBA

930 Fifth Avenue, 8H

NYC NY 10021

6.3

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.4

Jurisdiction and Venue. The courts of the State of New York shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, shall be collectively referred to as a "Related Action"). The Company and the Consultant hereby irrevocably consent and submit to the exclusive personal jurisdiction of the New York Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Company and the Consultant hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction in any Related Action, including any claim of forum non conveniences or that the New York Courts are not the proper venue or form to adjudicate any Related Action. If any Related Action is brought or maintained in any court other than the New York Courts, then that court shall, at the request of the Company or the Consultant, dismiss that action. The parties may enter a judgment rendered by the courts of New York under this Agreement for enforcement in the courts of New York and the party against whom such judgment is taken will not contest the authority of such courts to enforce such a judgment.

6.5

Waiver of Jury Trial. The Company and the Consultant hereby waive trial by jury in any Related Action.

6.6

Attorney's Fees. The prevailing party in any Related Action shall be entitled to recover that party's costs of suit, including reasonable attorney's fees.

6.7

Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest.

6.8

Construction, Counterparts. This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Headings are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counter parts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party' s signature shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

The Company:

Fresh Medical Laboratories, Inc.

By: /s/ Steve Eror

Steve Eror,

President and CEO

The Consultant:

/s/ Robin L. Smith

Robin L. Smith, Principal

February 9th, 2017

Dr. Robin L Smith

930 Fifth Avenue, Apt 8h

NYC NY 10021

Re: Director Arrangement

Dear Robin:

I am pleased to confirm our agreement to service a one year term on the ProLung dx Board of Directors and Chair the Nominating and Governance committee. We are very pleased to have you on board This letter sets forth the agreement between you and the Company as follows:

Governing & Board.

Upon execution by both parties you agree to serve as a director of the board of ProLung Dx for a one year period until your successor has been duly elected and qualified or until your earlier resignation, incapacity or removal or the termination of this Agreement (the "Term") not to exceed twelve months (February 8, 2018). You will do your best to be at all board meetings telephonically or in person and the company will work with you to accommodate your schedule.

No Capital Raising Services. The Services do not include assisting the Company, (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company's securities.

No Investment Advisory or Brokerage Services,· No Legal Services. The Services do not include requiring the Consultant to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.

Compensation

Board: With seven days of board approval to join the board and signing this agreement will receive 30,000 shares of common stock that will be registered under and s8 or have piggy back registration rights on the next registration statement submitted by the company and any thereafter (renewals etc.). You will also be given 70,000 options to purchase 70,000 shares of common stock at $1.25all of which will immediately vest. The underlying shares will be registered under and s8 or have piggy back registration rights to be listed on the next registration statement submitted by the company and any thereafter (renewals etc.). The options will remain in effect for the duration of their 10 year length regardless of whether or not I remain with the company in any capacity or until they are exercised whichever comes first. Once the company up lists you will be eligible to receive board compensation commensurate with other board members as set forth by the compensation committee.

Expenses

Within 14 days of receipt of expenses, the company will reimburse any ordinary out of pocket expenses including but not limited to travel (business class), lodging and any additional expenses incurred from involvement as a director or consultant which will not be included in the I099 filled by the company.

Filings

The company will file on behalf of director all necessary SEC filings including but not limited to form 4s with the following codes:

CIK 0001365035

CCC z$2orhzk

Confidentiality.

The term "Confidential Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including without limitation, trade secrets, inventions, ideas, processes, formulations, data, programs, other works of authorship, know how, improvements, discoveries, development, designs and techniques and information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers. You shall not, without the Company's prior written consent, either during the term of this Agreement or for a period of five (5) years thereafter use or disclose Confidential Information for any purpose other than the performance of your consulting services, board service on behalf of the Company or in response to government or legal proceedings.

You agree that you will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which you have an agreement or duty to keep in confidence information acquired by you, if any, and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

Inventions.

You shall promptly disclose to the Company any and all trade secrets, inventions, ideas, processes, formulations, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, whether or not patentable, which you conceive or make, solely or jointly, within the Term and which are related specifically to the board or consulting services under this Agreement, or as a result of the receipt of Confidential Information from Company (collectively, "Inventions"). All of your rights to these Inventions shall be the sole and exclusive property of the Company. The Company (or its designee) will bear the cost of patent applications and assignments and the cost of prosecution of all such patent applications in the United States Patent Office and in the patent offices of foreign countries.

Indemnification.

The Company will indemnify and hold you harmless from and against any and all liabilities, costs, suits, claims, losses, damages and expenses (including reasonable attorneys' fees) resulting from or attributable to any acts that you have engaged in on behalf of the Company in line with your duties and responsibilities as a director of the Company and or as a consultant, except to the extent such acts constitute willful misconduct or gross negligence.

D&O Insurance.

The company will maintain a minimum of 2m of Directors & Officers Insurance with side A coverage that will cover and litigation in relationship to the company which you are named or directly sued even if you are no longer a consultant or director.

Termination.

This Agreement will terminate upon the earlier to occur of (a) mutual agreement by the parties, (b) the date that you are no longer a director of the Company or at the one year anniversary of the agreement. Sections 2 through 6 and 9 shall survive any expiration or termination of this Agreement.

Notices.

Any notice or other communication hereunder shall be in writing, shall be given either manually or by mail, telegram, telefax, radiogram or cable, addressed to the party to be notified at its address first set forth above, and shall be deemed sufficiently given as of the third day thereafter. Either party may, by notice to the other, change its address for receiving such notices and communications.

Miscellaneous.

This Agreement shall not be assigned by you without the Company's prior written consent. This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws principles. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter hereof and shall not be changed or modified except by a written instrument signed by both parties. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maxi mum extent compatible with the applicable law as it shall then appear.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, as of the day and year first above written.

Accepted and Agreed:

By: /s/Robin Smith

Robin Smith,

MD, MBA

ProLungdx

By:/s/ Steve Eror

Steve Eror,

President and

CEO Director